EXHIBIT 99

15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666 FAX: 440/632-1700
www.middlefieldbank.com

PRESS RELEASE

Contact:	James R. Heslop, 2nd Executive Vice President/Chief Operating Officer (440) 632-1666 Ext. 3219 jheslop@middlefieldbank.com
Middlefield Banc Corp. Reports 3rd Quarter and Nine Month 2006 Financial Results
MIDDLEFIELD, OHIO, October 19, 2006 ♦ ♦ ♦ ♦ Middlefield Banc Corp. (Pink Sheets: MBCN) today announced third quarter 2006 net income of $931,000,or $0.68 per diluted share. Earnings for the comparable period of 2005 were $976,000, or $0.72 per diluted share. Returns on Average Assets and Average Equity for 2006 period were 1.16% and 12.84%. For the third quarter of 2005, the ratios were 1.29% and 14.76%, respectively.
For the nine months ended September 30, 2006, Middlefield Banc Corp. recorded net earnings of $2,736,000, equating to $2.00 per diluted share, as compared to the $2,607,000,or $1.92 per diluted share, in net earnings for the first nine months of 2005. Annualized returns on average assets and average equity for the nine months ended September 30, 2006, were 1.16% and 12.98%, respectively, compared to 1.16% and 13.81%, respectively, for the nine months ended September 30, 2005.
Net loans were $241.8 million at September 30, 2006, compared to $223.1 million at September 30, 2005, an increase of 8.38%. Deposits were $264.7 million at September 30, 2006, compared to $248.2 million at September 30, 2005, an increase of 6.67%. The company’s total assets ended the third quarter of 2006 at $325.7 million, a 6.68% increase as compared to the $305.3 million in total assets recorded at September 30, 2005.
Stockholders’ equity was $29.6 million at September 30, 2006, compared to $26.7 million at September 30, 2005, an increase of 10.80%. Book value per share was $21.85 at September 30, 2006, which represents an increase of 10.13% over the $19.84 reported at September 30, 2005. Changes in stockholders’ equity and book value per share reflect earnings, dividends paid, exercise of stock options, and changes in unrealized gains and losses on investment securities available for sale. The company’s ratio of common equity to assets was 9.08% as of September 30, 2006, while the same ratio was 8.74% at September 30, 2005.
Thomas G. Caldwell, President and Chief Executive Officer, commented, “While our third quarter earnings are slightly lower than the same quarter one year ago, they did exceed our projected income for this quarter. The relatively flat yield curve between short-term and long-term rates, a challenging and competitive environment for pricing both loans and deposits, and our decision to aggressively pursue deposits during the quarter, have contributed to the decline in our net interest margin and put some pressure on our earnings. As with many within the industry, we have witnessed the migration from lower cost accounts into higher cost certificates of deposit which has only served to exacerbate the pressure on the net interest margin.”
“While the third quarter continues to reflect mixed results,” continued Caldwell, “we are pleased with the effort put forth by our employees to continue both revenue growth and expense control. We believe that this attitude will serve us well as we continue through the highly competitive fourth quarter of this year and into 2007.”
Highlights for the third quarter and year-to-date periods of 2006 include:
•	Net interest income was $2,759,000 for the third quarter of 2006, a decrease of 0.19% from the comparable period in the prior year. Net interest margin was 3.78% in the third quarter of 2006, down from the 3.99% recorded in the third quarter of 2005. For the first nine months of 2006, net interest income was $8,197,000, up 2.75% from the prior year, while the net interest margin was 3.84% as opposed to 2005’s 3.92%. The lower margin in the first nine months of 2006 reflects a flattened yield curve and the effects of narrower loan spreads.
•	Net loans at September 30, 2006, stood at $241,803,000, an increase of $18,689,000, or 8.38% over the same point in 2005. Total deposits at the nine month point of 2006 were $264,705,000, reflecting an increase of 6.67% from September 30, 2005, the growth was centered in demand deposit accounts and certificates of deposit.
•	Non-interest income increased $84,000 for the three-month period and $222,000 for the nine-month period ending September 30, 2006, over the same periods of 2005. Higher service charge revenue associated with an increase in the number of deposit accounts, earnings on bank-owned life insurance, and revenue from investment services were the primary drivers of the increases.
•	Non-interest expense for the quarter was 8.52% higher than the third quarter of 2005 and totaled $2,042,000. The leading factors for this increase are higher salary and benefit costs, some of which are associated with staffing for the future Newbury office, increased professional fees associated with certain strategic initiatives undertaken by the company, and a prior period adjustment on a due from banks account.
•	Provision for loan losses was $90,000 for the third quarter and $240,000 for the first nine months of 2006. Although higher than the $75,000 and $195,000 reported for the comparable periods of 2005, the levels were in keeping with the 2006 financial plan and are attributable to higher loan levels. At September 30, 2006, the allowance for loan losses as a percentage of total loans was 1.25%, which was marginally higher than the 1.21% recorded at September 30, 2005. Net loan charge-offs for the first nine months of 2006 were $32,000, representing a strong decrease from 2005’s $82,000.
•	Stockholders’ equity at September 30, 2006, was $29,567,000, or 9.08% of total assets. This represents an increase of 10.80% from the $26,686,000 reported as of September 30, 2005. Book value per share at September 30, 2006, was $21.85, which compares to $19.84 per share one year ago.
•	During the third quarter of 2006, Middlefield paid a cash dividend of $0.24 per share. Adjusted for the 5% stock dividend paid in December 2005, this cash dividend was 7.14% higher than the $0.224 paid in the third quarter of 2005.
“Management of our balance sheet has continued to be a challenging and complex assignment given the on-going nature of the interest rate environment. While we did begin to price deposits at a slightly higher level, we believe that we are still reasonably positioned to take advantage of potential changes projected within the next twelve months,” stated Donald L. Stacy, Chief Financial Officer and Treasurer of Middlefield Banc Corp.
Stacy continued, “As we have reported in earlier quarters, we continue to broaden our technological opportunities with a dual approach of better customer service and decreased operational costs for the longer term. During the later part of the third quarter of this year we were pleased to introduce remote merchant capture to our customer base. We are still in the early stages of offering this dynamic service, but are optimistic about the positives presented.”
Commenting on the outlook for Middlefield Banc Corp., Chief Executive Officer Caldwell noted, “As we enter our next phase of growth, we believe that we are adopting the technological tools that will permit us to continue offering the high level of service for which we are known. Just as importantly, these moves will have a bottom line impact as we continue to properly reward our shareholders for their confidence in our company.”
Middlefield Banc Corp. and The Middlefield Banking Company are headquartered in Middlefield, Ohio. The bank operates full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Garrettsville, Mantua, Middlefield, and Orwell, Ohio. A seventh full service banking center is presently under construction in Newbury, Ohio.
This announcement contains forward-looking statements that involve risk and uncertainties, including changes in general economic and financial market conditions and the Company’s ability to execute its business plans. Although management believes the expectations reflected in such statements are reasonable, actual results may differ materially.

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
September 30, 2006 and 2005 and December 31, 2005

	(unaudited)		(unaudited)
	September 30,	December 31,	September 30,
Balance Sheet (period end)	2006	2005	2005
Assets
Cash and due from banks	$5,756	$5,821	$6,109
Federal funds sold	5,440	0	0
Available for sale securities	55,026	57,887	59,954
Held to maturity securities	216	221	221

Total cash and securities	66,437	63,930	66,284
Loans:	244,852	234,055	225,850
Less: reserve for loan losses	3,049	2,841	2,736

Net loans	241,803	231,214	223,114
Premises and equipment	6,570	6,625	6,590
Bank-owned life insurance	6,811	5,633	5,580
Accrued interest receivable and other assets	4,054	3,813	3,754
Total Assets	$325,675	$311,214	$305,322

	September 30,	December 31,	September 30,
	2006	2005	2005
Liabilities and Stockholders’ Equity
Non-interest bearing demand deposits	$40,490	$39,782	$38,673
Interest bearing demand deposits	12,613	9,362	8,834
Money market accounts	14,908	13,079	14,339
Savings deposits	57,242	66,495	66,245
Certificates of deposit	139,453	120,731	120,076

Total Deposits	264,706	249,450	248,167
Borrowed funds	30,000	33,289	29,439
Other liabilities	1,402	1,186	1,030

Total Liabilities	296,107	283,925	278,636

Common equity	33,242	30,936	29,990
Net Unrealized gain (loss) on securities	(466)	(677)	(334)
Treasury stock	(3,208)	(2,970)	(2,970)

Total Stockholders’ Equity	29,567	27,289	26,686

Total Liabilities and Stockholders’ Equity	$325,675	$311,214	$305,322

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
September 30, 2006 and 2005
(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Statement of Income
Interest Income	$4,976	$4,427	$14,327	$12,818
Interest Expense	2,217	1,663	6,130	4,840

Net interest income	2,759	2,764	8,197	7,978
Provision for loan losses	90	75	240	195

Net interest income after provision for loan losses	2,669	2,689	7,957	7,783

Non-interest income Service charges on deposits	462	426	1,311	1,168
Earnings on bank-owned life insurance	64	53	178	156
Other income	117	81	306	243
Net securities gains (losses)	0	0	(6)	0

Total non-interest income	644	559	1,789	1,567
Non-interest expense Salaries and employee benefits	1,010	934	2,840	2,759
Occupancy expense	117	116	385	375
Equipment expense	108	112	301	327
Data processing costs	147	146	484	444
Ohio state franchise tax	90	90	270	270
Other operating expense	569	485	1,695	1,567

Total non-interest expense	2,042	1,882	5,976	5,742

Income before income taxes	1,270	1,366	3,770	3,608
Provision for income taxes	339	390	1,034	1,001

Net income	$931	$976	$2,736	$2,607

Per common share data
Net income per common share — basic	$0.69	$0.73	$2.03	$1.95
Net income per common share — diluted	$0.68	$0.72	$2.00	$1.92
Dividends declared	$0.240	$0.224	$0.710	$0.644
Book value (period end)	$21.85	$19.84	$21.85	$19.84
Average shares outstanding — basic	1,351,698	1,342,970	1,349,673	1,339,203
Average shares outstanding -diluted	1,371,886	1,361,772	1,369,497	1,358,449
Period ending shares outstanding	1,353,376	1,345,225	1,353,376	1,345,225

Selected ratios
Return on average assets	1.16%	1.29%	1.16%	1.16%
Return on average equity	12.84%	14.76%	12.98%	13.81%
Yield on earning assets	6.67%	6.29%	6.59%	6.21%
Cost of interest bearing liabilities	3.52%	2.78%	3.33%	2.75%
Net interest spread	3.15%	3.51%	3.26%	3.46%
Net interest margin	3.78%	3.99%	3.84%	3.92%
Efficiency	58.71%	55.41%	58.99%	60.15%
Equity to assets at period end	9.08%	8.74%	9.08%	8.74%

	September 30,	September 30,
Asset quality data	2006	2005
Allowance for loan losses	$3,049	$2,736
Allowance for loan losses/total loans	1.25%	1.21%
Net charge-offs:
Quarter-to-date	$(6)	$16
Year-to-date	32	82
Net charge-offs to average loans Quarter-to-date	0.00%	0.01%
Year-to-date	0.01%	0.03%
Non-performing loans/total loans	0.69%	0.69%
Allowance for loan losses/non-performing loans	179.61%	174.41%